As filed with the Securities and Exchange Commission on February 14, 2003.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Knology, Inc.

(Exact Name of Issuer as Specified in its Charter)

Delaware	52-242458
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1241 O.G. Skinner Drive

West Point, Georgia 31833

(706) 645-8553

(Address, including zip code, and telephone number of Principal Executive Offices)

Knology, Inc. 2002 Long-Term Incentive Plan

(Full Title of the Plan)

CHAD S. WACHTER

Vice President, General Counsel and Secretary

Knology, Inc.

1241 O.G. Skinner Drive

West Point, Georgia 31833

(706) 645-8553

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to: LAURA G. THATCHER Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3424 (404) 881-7546

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.01	20,000,000(1)	$1.87(2)	$37,400,000(2)	$3,440.80

(1)	Amount to be registered consists of an aggregate of 20,000,000 shares to be issued pursuant to the grant or exercise of awards to employees, officers, directors and consultants under the Knology, Inc. 2002 Long-Term Incentive Plan (the “Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.
(2)	Determined in accordance with Rule 457(h), the registration fee calculation is based on the exercise price for shares of Common Stock subject to outstanding options granted under the Plan, which is equal to the fair market value of the Common Stock as reasonably determined by the Registrant’s board of directors.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)    The documents constituting Part I of this Registration Statement will be sent or given to participants in the Knology, Inc. 2002 Long-Term Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

(b)    Upon written or oral request, Knology, Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above mentioned information should be directed to Chad S. Wachter, Vice President, General Counsel and Secretary, at (706) 645-8553.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference and are deemed to be a part hereof from the date of the filing of such documents:

(1)    The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended;

(2)    The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2002, as amended, June 30, 2002, as amended, and September 30, 2002;

(3)    The Company’ Current Reports on Form 8-K filed with the Commission on June 25, 2002, July 12, 2002, July 16, 2002, July 25, 2002, August 13, 2002, August 15, 2002, August 23, 2002, September 9, 2002, September 19, 2002, November 8, 2002 and November 13, 2002;

(4)    All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2001;

(5)    All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

The class of Company’s securities to be offered is not registered under Section 12 of the Securities Exchange Act of 1934. The information required by Item 202 of Regulation S-K is provided by incorporation by reference to the information under “Description of Capital Stock” in Post-Effective Amendment No. 3 to the Company’s S-1 Registration Statement (No. 333-89179) as filed on March 30, 2001.

Item 5.    Interests of Named Experts and Counsel. Not Applicable.

Item 6.    Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorneys’ fees), as well as judgments, fines and settlements in non derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. Our Certificate of Incorporation and our Bylaws contain provisions that further provide for the indemnification of our directors and officers to the fullest extent permitted by the DGCL.

Item 7.    Exemption from Registration Claimed. Not Applicable.

Item 8.    Exhibits

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company

4.2	Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-1/A dated December 27, 1999, File No. 333-89179)

5	Opinion of Alston & Bird LLP regarding the legality of the securities being registered

23.1	Consent of Alston & Bird LLP (included in Exhibit 5)

23.2*	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a under the Securities Act of 1933)

24	Power of Attorney (included on signature page)

99	Knology, Inc. 2002 Long-Term Incentive Plan

* After reasonable efforts, the Registrant has been unable to obtain the consent of Arthur Andersen LLP in the incorporation in this Registration Statement of its report with respect to the Registrant’s consolidated financial statements, which appeared in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001. Under these circumstances, Rule 437a under the Securities Act permits this Registration Statement to be filed without the written consent from Arthur Andersen LLP. As a result, participants eligible to obtain Common Stock under the Plan registered hereby may not be able to recover damages from Arthur Andersen LLP under Section 11 of the Securities Act, for any untrue statement of a material fact or any omission to state a material fact, contained in the Registrant’s consolidated financial statements for the year ended December 31, 2001.

Item 9.    Undertakings

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(Signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Knology, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Point, State of Georgia, on February 14, 2003.

KNOLOGY, INC.

By:	/s/ RODGER L. JOHNSON
Rodger L. Johnson President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chad S. Wachter, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signatures	Title	Date

/S/ RODGER L. JOHNSON Rodger L. Johnson	President, Chief Executive Officer and Director (Principal Executive Officer)	February 14, 2003

/S/ ROBERT K. MILLS Robert K. Mills	Chief Financial Officer (Principal Financial and Accounting Officer)	February 14, 2003

/S/ CAMPBELL B. LANIER, III Campbell B. Lanier, III	Chairman of the Board of Directors	February 14, 2003

/S/ RICHARD S. BODMAN Richard S. Bodman	Director	February 14, 2003

(Signatures continued on next page)

/S/ ALAN A. BURGESS Alan A. Burgess	Director	February 14, 2003

/S/ DONALD W. BURTON Donald W. Burton	Director	February 14, 2003

/S/ L. CHARLES HILTON, JR. L. Charles Hilton, Jr.	Director	February 14, 2003

/S/ WILLIAM H. SCOTT, III William H. Scott, III	Director	February 14, 2003

/S/ EUGENE I. DAVIS Eugene I. Davis	Director	February 14, 2003

/S/ BRET D. PEARLMAN Bret D. Pearlman	Director	February 14, 2003

/S/ WILLIAM LAVERACK, JR. William Laverack, Jr.	Director	February 14, 2003

EXHIBIT INDEX

TO

FORM S-8

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Company
4.2	Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-1/A dated December 27, 1999, File No. 333-89179)
5	Opinion of Alston & Bird LLP regarding the legality of the securities being registered
23.1	Consent of Alston & Bird LLP (included in Exhibit 5)
23.2*	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a under the Securities Act of 1933)
24	Power of Attorney (included on signature page)
99.1	Knology, Inc. 2002 Long-Term Incentive Plan

*    After reasonable efforts, the Registrant has been unable to obtain the consent of Arthur Andersen LLP in the incorporation in this Registration Statement of its report with respect to the Registrant’s consolidated financial statements, which appeared in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001. Under these circumstances, Rule 437a under the Securities Act permits this Registration Statement to be filed without the written consent from Arthur Andersen LLP. As a result, participants eligible to obtain Common Stock under the Plan registered hereby may not be able to recover damages from Arthur Andersen LLP under Section 11 of the Securities Act, for any untrue statement of a material fact or any omission to state a material fact, contained in the Registrant’s consolidated financial statements for the year ended December 31, 2001.